Exhibit 4.2
Execution Copy
NOTE GUARANTY
      NOTE GUARANTY dated as of September 30, 2008 executed by the undersigned Guarantor (the “Undersigned”).
     1. Capitalized terms used in this Note Guaranty are used as defined in Neenah Foundry Company’s 12 1/2% Senior Subordinated Notes due 2013 (including the form of indenture attached thereto and incorporated therein and the Note Guaranty dated as of December 29, 2006 attached thereto and incorporated therein) (the “Notes” and, collectively with the form of indenture and the Note Guaranty, the “Indenture”) in the original principal sum of $75,000,000 issued in favor of Tontine Capital Partners, L.P.
     2. The Undersigned agrees to be a Guarantor of the Notes and to be bound by the terms of the Indenture and the Notes applicable to Guarantors, including, but not limited to, Article 10 of the Indenture.
     3. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of New York.

MORGAN’S WELDING, INC.
By:	/s/ Jeffrey S. Jenkins
	Name:	Jeffrey S. Jenkins
	Title:	Corporate Vice President — Finance and Interim Chief Financial Officer

Note Guaranty

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